UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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    Plains Exploration & Production Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

April 13, 2012

Dear PXP Stockholder:

You are cordially invited to our Annual Stockholders’ Meeting on Friday, May 18, 2012, at 9:30 a.m., Central Daylight Time. The meeting will be held in the Fairfield Room of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010.

At the annual meeting you will be asked to elect eight directors to our board of directors, to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2012 fiscal year, and to approve, by non-binding vote, our executive compensation.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2011 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

James C. Flores Chairman of the Board, President and Chief Executive Officer

PXP

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2012

To the Stockholders of Plains Exploration & Production Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Plains Exploration & Production Company will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010, in the Fairfield Room, on May 18, 2012 at 9:30 a.m., Central Daylight Time, for the following purposes:

1.	to elect eight nominees to the board of directors to serve until their successors are duly elected and qualified or until their death, resignation or removal;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2012;

3.	to approve, by non-binding vote, our executive compensation; and

4.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

PXP knows of no other matters to come before the annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at PXP’s offices in Houston, Texas during normal business hours by any holder of PXP common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any PXP stockholder may inspect it for any purpose relevant to the annual meeting.

By Order of the Board of Directors,

John F. Wombwell Executive Vice President, General Counsel and Secretary

Houston, Texas

April 13, 2012

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

PROXY STATEMENT

ABOUT THE 2012 ANNUAL MEETING

This proxy statement and accompanying proxy card are being mailed beginning April 13, 2012, in connection with the solicitation of proxies by the board of directors of Plains Exploration & Production Company for the Annual Meeting of Stockholders to be held on May 18, 2012. You may obtain directions to attend the meeting and vote in person by contacting our investor relations department at (713) 579-6000.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2012. The proxy statement and annual report to security holders are available at www.proxyvote.com.

VOTING PROCEDURES

Who is entitled to vote?

Each share of common stock is entitled to one vote. No other securities are entitled to be voted at the annual meeting. Only stockholders of record at the close of business on March 29, 2012 are entitled to notice of, and to vote at, the meeting. As of the close of business on March 29, 2012, PXP had 128,231,685 shares of common stock outstanding.

How can I vote without attending the Annual Meeting?

There are three ways for registered stockholders to direct their vote by proxy without attending the annual meeting. Stockholders can:

•

Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 17, 2012. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Thursday, May 17, 2012. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. You can also vote by mail. Mark, date and sign your proxy card and return it in the postage-paid envelope provided or return it to Plains Exploration & Production Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the annual meeting.

How can I change my vote?

Registered stockholders can revoke their proxy at any time before it is voted at the annual meeting by either:

•	Submitting another timely, later-dated proxy by Internet, telephone or mail;

•	Delivering timely written notice of revocation to the Secretary of PXP, 700 Milam, Suite 3100, Houston, Texas 77002; or

•	Attending the annual meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the annual meeting.

How many votes must be present to conduct business at the annual meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the annual meeting. A quorum is a majority of the shares entitled to vote at the annual meeting. Shares represented by a proxy marked “abstain” will be considered present at the annual meeting for purposes of determining a quorum.

How many votes am I entitled to cast?

You are entitled to cast one vote for each share of common stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

What matters am I being asked to vote on at the meeting and what vote is required to approve each matter?

Proposal 1 requests the election of directors. PXP utilizes a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the 2012 Annual Meeting is the same as the number of directors to be elected at the 2012 Annual Meeting, the 2012 election of directors is a non-contested election. To be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect on the director election since only votes “For” and “Against” a nominee will be counted.

The affirmative vote of a majority of the shares cast at the meeting in person or by proxy is required to: ratify the appointment of our independent auditors (Proposal 2); and approve, by non-binding vote, executive compensation (Proposal 3). Abstentions and broker non-votes will have no effect on Proposals 2 and 3. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our board will review the result of the vote and will take it into account in making a determination concerning executive compensation.

Who represents my proxy at the annual meeting?

If you do not vote in person at the annual meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized certain members of PXP’s senior management designated by the Board and named in your proxy to represent you and to vote your shares as instructed.

What if I return a proxy but do not provide specific voting instructions for some or all of the items?

All shares that have been properly voted—whether by Internet, telephone or mail—and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. The board of directors, or audit committee, recommends a vote:

•	“For” all of the nominees for directors;

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012; and

•	“For” the approval of PXP’s executive compensation.

What if other matters are voted on at the annual meeting?

If any other matters are properly presented at the annual meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. The proposals listed in this proxy statement constitute the only business that the board of directors intends to present, or is informed that others will present, at the meeting.

SOLICITATION EXPENSES

We have retained Phoenix Advisory Partners to solicit proxies from our stockholders at an estimated fee of $7,500, plus expenses. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear the expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

At the annual meeting, PXP stockholders will elect eight individuals to serve as directors. The bylaws of PXP authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by PXP’s board of directors. Our current board of directors consists of Messrs. Flores, Arnold, Buckwalter, Dees, Delimitros, Fry, Groat and Lollar. Each of the nominees is currently a member of our board of directors. Each director is elected to hold office until the next annual stockholder meeting in 2013 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees have consented to be nominated and have expressed their intent to serve if elected. The PXP board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the PXP board, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting. See “Stockholder Proposals” for information regarding the procedures for stockholders to submit director nominations.

The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to vote against a nominee. Although PXP does not expect this to occur, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxies have the discretionary authority to vote for substitute nominees proposed by the PXP board.

Please read “Information Regarding the Board of Directors and its Committees” below for information about the nominees for election as directors, their business experience, and other pertinent information.

Our bylaws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order for him or her to be elected to the board. In addition, each nominee has provided a contingent, irrevocable letter of resignation. If a director fails to receive a majority of votes cast and the board accepts the resignation tendered, then that director would cease to be a director of PXP.

THE PXP BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as independent auditors for PXP and its subsidiaries for the year ended December 31, 2011, and has acted as such since PXP’s formation in 2002 and for PXP’s former parent, Plains Resources, Inc., since 1977. The audit committee of PXP’s board has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors to audit the financial statements and internal controls over financial reporting of PXP for the fiscal year ending December 31, 2012, and to perform other appropriate accounting services and is requesting ratification of this appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee will reconsider its appointment. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2012, will be permitted to stand unless the audit committee finds other reasons for making a change. It is understood that even if the appointment of PricewaterhouseCoopers LLP is ratified, the audit committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of PXP and its stockholders.

The ratification of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a majority of the shares of PXP common stock present, in person or proxy, and voting at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE PXP AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS PXP’S INDEPENDENT

AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our executive officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 18 (“say-on-pay vote”). In deciding how to vote on this proposal, our board of directors and organization & compensation committee urge you to specifically consider the major changes related to our executive compensation program that were recently instituted in response to last year’s say-on-pay vote and the feedback we have received from our stockholders, both of which are more fully described in the Compensation Discussion and Analysis (“CD&A”) beginning on page 18. We have reduced our restricted stock unit awards by 50% and adopted a performance-based program tied to relative total stockholder return for 2012 compensation.

Background

At our 2011 annual meeting of stockholders, as required by the Dodd-Frank Act, the Company submitted non-binding advisory votes to our stockholders to approve our executive compensation and to determine the frequency of the Company’s future say-on-pay votes. At our annual meeting, a majority of our stockholders voted to approve our 2011 executive compensation program and for an annual say-on-pay vote. In response to this vote, our board of directors determined that it would submit a say-on-pay vote to our stockholders annually.

Philosophy and Practices

Our organization & compensation committee establishes, recommends and governs the compensation policies and actions for the Company’s executive officers. Consistent with the Company’s compensation philosophy, our executive compensation program promotes a performance-based culture and align the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company’s performance. The program is also designed to attract and to retain highly qualified executives who are critical to the success of the Company. Our board of directors and the organization & compensation committee are dedicated to ensuring that our executive compensation program reflects best practices in numerous ways, including making a substantial portion of compensation performance-based while ensuring maximum short- and long-term stockholder value.

In addition, the committee frequently reviews best practices in executive compensation. In observance of such best practices, the Company:

•	has robust ownership and holding requirements for its executive officers and directors, requiring the CEO to maintain stock ownership equal to six times his salary;

•	has post-vesting holding period requirements for equity granted to executive officers;

•	does not provide pensions or other supplemental retirement benefits, other than a Company-wide 401(k) plan;

•	has adopted a policy for clawing back compensation of executive officers in select circumstances;

•	has adopted a policy not to implement new compensation arrangements that contain provisions for tax gross-ups;

•	has not used the committee’s independent compensation consultant to perform services for the Company other than those that support the needs of the committee; and

•	does not provide any tax gross-ups associated with perquisites.

Effect on Say-on-Pay Vote

While this say-on-pay vote is advisory, and not binding on the Company, our board of directors values the opinions of our stockholders as expressed through their votes and other communications with the Company.

Therefore, our board and our organization & compensation committee will carefully review the voting results and seek to determine the causes of any significant negative voting results in an effort to better understand stockholder issues and concerns with respect to our executive compensation.

Your Vote is Requested

The skill and motivation of our employees, and especially our executive officers, are essential to the Company’s performance and creation of stockholder value. We have provided information within the “Executive Compensation” section of this proxy statement that demonstrates our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We provide a compensation program that is effective, serves stockholder interests and is worthy of stockholder support. Accordingly, the board of directors recommends stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and the accompanying footnotes and narratives within the “Executive Compensation” section of this proxy statement.

THE PXP BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth certain information as of March 29, 2012 regarding our present directors and executive officers. They hold office until their successors are duly elected and qualified, or until their death, resignation or removal from office.

Name	Age	Title
James C. Flores	52	Chairman of the Board, President and Chief Executive Officer
Isaac Arnold, Jr.	76	Director
Alan R. Buckwalter, III	65	Director
Jerry L. Dees	72	Director
Tom H. Delimitros	71	Director
Thomas A. Fry, III	67	Director
Charles G. Groat	72	Director
John H. Lollar	73	Director
Doss R. Bourgeois	54	Executive Vice President—Exploration & Production
Winston M. Talbert	49	Executive Vice President and Chief Financial Officer
John F. Wombwell	50	Executive Vice President, General Counsel and Secretary

The following biographies describe the business experience of PXP’s directors and executive officers:

James C. Flores, Chairman of the Board, President and Chief Executive Officer and a Director since September 2002. He has been Chairman of the Board and Chief Executive Officer of PXP since December 2002, and President since March 2004. He was also Chairman of the Board of Plains Resources, Inc. (“Plains Resources,” now owned by Vulcan Energy Corporation) from May 2001 to June 2004 and is currently a director of Vulcan Energy and McMoRan Exploration Co. He was Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was Co-founder as well as Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 until January 2001 of Ocean Energy, Inc., an oil and gas company.

Isaac Arnold, Jr., Director since May 2004. He also was a director of Nuevo Energy Company from 1990 to May 2004. He has been a director of Legacy Holding Company since 1989 and Legacy Trust Company since 1997 and is currently Director Emeritus of both. He became a director of Cullen Frost Bankers, Inc. (formerly Cullen Center Bank & Trust) at its inception in 1969. He became a director of The Frost National Bank in 1994. He served as a director of the boards of Cullen Frost Bankers, Inc. and The Frost National Bank until he retired from both in 2006 and is currently Director Emeritus of both. Mr. Arnold also served on the Audit and Strategic Planning Committees for Cullen Frost Bankers, Inc. from 1995 to 2006. Mr. Arnold is a trustee of the Museum of Fine Arts Houston and The Texas Heart Institute.

Alan R. Buckwalter, III, Director since March 2003. He retired in January 2003 as Chairman of JPMorgan Chase Bank, South Region, a position he had held since 1998. From 1990 to 1998, he was President of Texas Commerce Bank—Houston, the predecessor entity of JPMorgan Chase Bank. Prior to 1990, Mr. Buckwalter held various executive management positions within the organization. Mr. Buckwalter currently serves on the boards of Service Corporation International, the Texas Medical Center and the Greater Houston Area Red Cross and is Vice Chairman of Torch Securities LLC. He sits on the Nominating and Governance Committee, the Audit Committee and is Chairman of the Compensation Committee for Service Corporation International. Mr. Buckwalter previously served on the board of BCM Technologies, Inc. from 2003 to 2009.

Jerry L. Dees, Director since September 2002. He also was a director of Plains Resources from 1997 to December 2002. Mr. Dees has been a director of Geotrace Technologies, Inc. since 2005. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991.

Tom H. Delimitros, Director since September 2002. He also was a director of Plains Resources from 1988 to December 2002. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly traded energy services company, and is the Chairman of the Audit Committee as well as a member of the Management and Compensation Committee and the Reserves Committee. He currently serves as a director for three privately owned companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). Mr. Delimitros currently serves on two Development Committees for the College of Engineering at the University of Washington in Seattle and is a member of the University of Washington Foundation Board.

Thomas A. Fry, III, Director since November 2007. He was also a director of Pogo Producing Company from 2004 to November 2007. He was the President of National Ocean Industries Association (“NOIA”) from December 2000 until January 2010. Before joining NOIA, Mr. Fry served as the Director of the Department of Interior’s Bureau of Land Management and has also served as the Director of the Minerals Management Service. He currently serves as a director of the National Marine Sanctuary Foundation, where he is head of the Audit Committee.

Charles G. Groat, Director since November 2007. He was also a director of Pogo from 2005 to November 2007. Dr. Groat currently serves as the Director of both the Center for International Energy and Environment Policy and the Energy and Earth Resources Graduate Program at the University of Texas at Austin. He is also a professor of Geological Sciences and Public Affairs at the University of Texas at Austin. Before joining the University of Texas at Austin, Dr. Groat served for more than six years as Director of the U.S. Geological Survey, having been appointed by President Clinton and retained by President Bush. Dr. Groat currently serves as a director on the board of The Water Institute of the Gulf.

John H. Lollar, Director since September 2002. He was also a director of Plains Resources from 1995 to December 2002. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm, where he is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

Doss R. Bourgeois, Executive Vice President—Exploration and Production since June 2006. He was PXP’s Vice President of Development from April 2006 to June 2006. He was also PXP’s Vice President Eastern Development Unit from May 2003 to April 2006. Prior to that time, Mr. Bourgeois was Vice President from August 1993 to May 2003 at Ocean Energy, Inc.

Winston M. Talbert, Executive Vice President and Chief Financial Officer since June 2006. He joined PXP in May 2003 as Vice President Finance & Investor Relations and in May 2004, Mr. Talbert became Vice President Finance & Treasurer. Prior to joining PXP, Mr. Talbert was Vice President and Treasurer at Ocean Energy, Inc. from August 2001 to May 2003 and Assistant Treasurer from October 1999 to August 2001.

John F. Wombwell, Executive Vice President, General Counsel and Secretary since September 2003. He was also Plains Resources’ Executive Vice President, General Counsel, and Secretary from September 2003 to June 2004. Mr. Wombwell serves on the board of McMoRan Exploration Co. He was previously a partner at the law firm of Andrews Kurth LLP with a practice focused on representing public companies and an executive officer with two New York Stock Exchange traded companies.

Qualifications

A number of our board members are currently serving or have served as Chief Executive Officers or as members of senior management and/or directors of other public and private companies. In addition, certain board members have extensive academic and other industry expertise. All of our directors have demonstrated leadership within the industry and all are familiar with board processes.

More specifically, Mr. Flores has over 25 years of experience in the oil and gas industry and has been Chairman and CEO of PXP since its inception and President since 2004. He was also the Chairman and CEO of Plains Resources and co-founder as well as Chairman and CEO of Ocean Energy.

Mr. Lollar has had multiple years of experience as the Chairman and CEO, as well as the Chief Operating Officer, of other public oil and gas companies. He has demonstrated leadership and management capabilities through his executive management experience and is familiar with the issues, trends and opportunities within the industry. These qualities make Mr. Lollar a valuable addition to PXP’s board.

Mr. Arnold brings a lifetime of experience and understanding of the energy business to the PXP board. Mr. Arnold has had over 50 years of experience in the oil and gas exploration and production industry. In addition, he served as a director of Nuevo Energy Company from its inception until it was acquired by PXP and as the Chairman of Quintana Petroleum Corporation from 1984 until 2003.

Mr. Dees has over 30 years experience with onshore and offshore exploration and was an original board member of NAPE, both of which have allowed him to foster meaningful relationships within the industry. In particular, the board benefits from this expertise when evaluating potential exploration projects and acquisition opportunities.

As the former CEO of a financial institution and over 30 years of banking experience, Mr. Buckwalter has a high level of financial and management expertise coupled with a background in the energy industry. He provides valuable insight from a capital and financial market perspective.

Mr. Delimitros has over 15 years of service on audit committees of public and private companies and has a background in certain enhanced oil recovery techniques. In addition, as the founding general partner of a venture capital firm that provides capital to emerging growth companies in the energy sector, Mr. Delimitros is able to relate performance and execution to potential stockholder value from the viewpoint of an entrepreneur.

As the former President of the National Ocean Industries Association and a former director of both the Department of Interior’s Bureau of Land Management and the Minerals Management Service, Mr. Fry provides the board with valuable knowledge of the legal and regulatory environment in which PXP operates.

Dr. Groat has knowledge of petroleum geology and experience with oil and gas resource assessments, national and international policy analysis in the energy industry as well as international and federal oil and gas research leadership. With this background, Dr. Groat brings an international perspective to the board coupled with a thorough and current understanding of resource development and policy issues.

PXP encourages and supports director education programs for its directors. A majority of the PXP board of directors has attended director education programs in the last three years, with two directors serving on the TriCities Board of Directors of the National Association of Corporate Directors, or NACD, and one director serving as a director and chairman of the nominating and governance committee of the Houston Chapter of the NACD. Every director is a member of NACD.

Each of the eight director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

Committees of the Board of Directors

PXP’s board has established an audit committee, an organization & compensation committee and a nominating & corporate governance committee. Our board may establish other committees from time to time to facilitate the Company’s management. The composition of the committees is determined by the board of directors in its sole discretion. During 2011, PXP’s board held nine meetings. No director attended fewer than 75% of the total number of meetings of PXP’s board and committees on which he served.

PXP’s audit committee currently consists of Messrs. Buckwalter, Delimitros, Groat and Lollar. Our audit committee selects PXP’s independent auditors to be engaged by the Company, reviews the plan, scope and results of PXP’s annual audit, and reviews PXP’s internal controls and financial management policies with our independent auditors. During 2011, our audit committee held four meetings. All of the members of PXP’s audit committee are non-employee directors, and the board has determined that a majority of the members of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

PXP’s organization & compensation committee currently consists of Messrs. Dees, Delimitros and Lollar. Our organization & compensation committee reviews and sets the chief executive officer’s compensation, establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and determines compensation for PXP’s other officers. In evaluating executive officer pay, the organization & compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The organization & compensation committee engaged Longnecker & Associates to assist it with compensation decisions in 2011. Longnecker was generally engaged to (i) provide an updated review of the market competitiveness for the total compensation packages and long-term incentives for the officers of PXP and (ii) prepare tally sheets to highlight the total reward dollars for the executive officers, including all components of compensation, benefits, severance and change-in-control payments. The organization & compensation committee assesses the information it receives in accordance with its business judgment. The organization & compensation committee also periodically reviews director compensation.

PXP’s organization & compensation committee also administers the Company’s equity compensation plans and determines the number of shares covered by, and terms of, grants to executive officers and key employees. The committee does, however, from time to time, authorize the chief executive officer to grant stock appreciation rights and/or restricted stock units to employees, other than executive officers, primarily newly hired employees. The organization & compensation committee also periodically reviews compensation and equity-based plans and makes its recommendations to the board with respect to these areas.

All of the members of our organization & compensation committee are non-employee directors. PXP’s organization & compensation committee held one meeting in 2011 and the committee has met twice in 2012.

PXP’s nominating & corporate governance committee currently consists of Messrs. Arnold, Dees and Fry. Our nominating & corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by PXP’s stockholders, and develops and recommends PXP’s corporate governance principles to the full board. During 2011, our nominating & corporate governance committee held two meetings.

PXP’s board of directors, in its business judgment, has determined that all current members of each of its committees are “independent” as defined in the NYSE governance rules and the applicable rules of the Securities and Exchange Commission. See the further discussion of directors’ independence below under “Corporate Governance—Director Nomination Process and Nominee Independence.”

PXP encourages all board members to attend the annual stockholders’ meeting. The directors of PXP may be introduced and acknowledged at the annual meeting. All of the directors attended the Company’s 2011 annual meeting.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

PXP is led by Mr. James Flores. Mr. Flores has served as our Chairman and Chief Executive Officer since the Company’s spin-off from Plains Resources in December 2002 and is recognized as a leader in our industry. We do not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet regularly in executive session. The presiding director at each of these sessions rotates among non-management directors in order of seniority of board service, such that the most senior non-management board member shall serve as presiding director at a session, the second most senior non-management member shall serve as presiding director at the next session, and so forth, with members of equal seniority serving in order of age, with the oldest serving first.

Our board of directors is comprised of Mr. Flores and seven experienced and independent directors. The board has three standing committees, each contributing to the leadership of PXP and comprised solely of independent directors with separate chairs. Our audit committee oversees the accounting and financial reporting processes. Our organization & compensation committee oversees the annual performance evaluation of PXP as well as Mr. Flores. Our nominating & corporate governance committee monitors matters such as the composition of the board and its committees, board performance, “best practices” in corporate governance as well as succession planning.

On an annual basis, as part of our governance review, the nominating & corporate governance committee evaluates our leadership structure to ensure that it remains the optimal structure for PXP and our stockholders. Mr. Flores, as CEO of the Company, has a working knowledge of the day-to-day happenings and issues that face the Company. As such, he is the best person to lead and guide the Company’s board of directors. We therefore believe this leadership structure, with a combined Chairman/CEO position, experienced independent directors and committees, as well as regularly held executive sessions with non-management board members, benefits PXP by providing a strong, unified leadership for our management team and board of directors and is the optimal structure for PXP and our stockholders.

While the full board of directors, with input from each of its committees, oversees the Company’s management of risks, PXP’s management team is responsible for the day-to-day risk management process. The audit committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk. The audit committee receives reports from management regarding management’s assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our organization & compensation committee also considers risks that could be implicated by our compensation programs, and our nominating & corporate governance committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full board of directors. This division of responsibilities is the best approach for addressing the risks facing our Company and our board leadership structure supports this approach.

Compensation Committee Interlocks and Insider Participation

None of the members of our organization & compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or organization & compensation committee.

Director Nomination Process and Nominee Independence

Director Nomination Process

The PXP board of directors approves PXP’s director nominees based on the recommendation of the nominating & corporate governance committee. Each member of the nominating & corporate governance committee satisfies the NYSE’s “independence” standards.

As provided in our bylaws, the number of directors on the PXP board of directors may from time to time be fixed by resolution of the board of directors; however, the board of directors may not be comprised of less than three directors. The nominating & corporate governance committee identifies nominees in various ways. The committee considers current directors that have expressed interest in and that continue to satisfy the criteria for serving on the PXP board of directors. The results of the PXP board of directors’ annual self-evaluation process is also an important consideration for board tenure. Current directors and members of PXP’s management may propose other nominees for the PXP board of directors, and the nominating & corporate governance committee may consider these individuals. From time to time, the committee may engage a third party search firm to assist in identifying potential director nominees as well.

The nominating & corporate governance committee also will consider any nomination of a stockholder provided that timely notice thereof is given to PXP by such stockholder. To be timely, a stockholder nomination must be received by the secretary of PXP (i) with respect to an election to be held at an annual meeting of stockholders, generally not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, not earlier than the 120th day prior to the special meeting and not later than the 90th day prior to the special meeting or, if later, the 10th day following the day on which public disclosure of the date of the special meeting is first made by PXP.

The nominating stockholder also must submit certain information relating to such stockholder and the nominee required by our bylaws, including, but not limited to, (i) such stockholder’s and nominee’s name and address, as such information appears in our books, (ii) the number of shares of PXP common stock that are directly or indirectly owned of record or beneficially owned by such stockholder and nominee, (iii) all of such stockholder’s and nominee’s direct and indirect interests in PXP common stock, including derivative interests, (iv) all information relating to such nominee that is required to be disclosed in a proxy statement in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) a description of any direct or indirect material interest in any material contract or agreement between or among such stockholder, on the one hand, and such nominee or such nominee’s associates or any other participants in the solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the nominating stockholder were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. Additionally, the candidate for nomination must deliver (i) a completed questionnaire with respect to background, qualifications, stock ownership and independence and (ii) a written representation and agreement that the candidate (A) is not and will not become a party to any voting commitment, (B) is not and will not become a party to any agreement with any party other than PXP with respect to compensation, reimbursement or indemnification in connection with service or action as a director and (C) will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of PXP.

All PXP director nominees are evaluated according to the PXP nominating & corporate governance committee director qualification guidelines. These guidelines provide that qualifications for consideration as a director include a high level of leadership experience in business activities and a personal and professional reputation consistent with the image and reputation of PXP. Further, the guidelines provide that all PXP directors should have a breadth of knowledge about the issues affecting PXP and experience on boards of directors of other, preferably public, companies. Under the guidelines, PXP directors should have the ability to devote sufficient time to carrying out the duties as members of the PXP board of directors and accordingly, are required to limit their number of public company directorships to no more than six. Additionally, the independence of a potential board nominee is considered, as well as the diversity of background and experience, including with respect to age, gender and race. Finally, each director must have the appropriate knowledge and experience so that each director is able to be a productive member of the PXP board of directors.

While PXP does not have a specific diversity policy, the director qualification guidelines, as discussed above, do include diversity as one of the many considerations in the director nomination process. As part of this process, the committee assesses the make-up of the board of directors and has determined that the current director nominees represent a beneficial diversity of perspectives, talents, strengths and backgrounds and possess the skills and expertise to make a significant contribution to the board, PXP and its stockholders.

Nominee Independence

The PXP board of directors has determined that all of the nominees standing for election at the PXP annual meeting, other than Mr. Flores, are independent of PXP because such nominees have no material relationship with PXP, either directly or as a partner, stockholder or affiliate of an organization that has a relationship with PXP. The board has made this determination based on its independence guidelines set forth in PXP’s Corporate Governance Guidelines, which comply with NYSE standards, and can be found at www.pxp.com/investor_relations/governance.htm.

Board and Committee Governing Documents

Our board has established Corporate Governance Guidelines and the audit committee, nominating & corporate governance committee and the organization & compensation committee have adopted charters, copies of which are available at our website at www.pxp.com. Our board has also established a Statement of Policy Concerning Corporate Ethics and Conflicts of Interest, a copy of which is also available at our website at www.pxp.com/investor_relations/governance.htm. We post amendments to and waivers of our Policy Concerning Corporate Ethics and Conflicts of Interest (to the extent applicable to our directors, principal executive officer, principal financial officer, principal accounting officer and other executive officers) at this location on our website.

Stockholder and Other Interested Party Communications with Directors

Our board of directors values input from our stockholders and other interested parties. Stockholders and other interested parties may send correspondence to PXP’s board of directors, including the non-management members as a group or to any individual director, at the following address: Plains Exploration & Production Company, Attn: General Counsel, 700 Milam, Suite 3100, Houston, Texas 77002. Correspondence may also be sent by e-mail to hotline@pxp.com.

Your communication should indicate if you are a stockholder of the Company. All communications will be received by the General Counsel. Depending on the subject matter, the General Counsel will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The General Counsel will maintain copies of each communication received not marked confidential. Communications marked confidential will not be opened prior to forwarding to the board or any individual director. The General Counsel also will coordinate with the board or individual director, as applicable, to facilitate an appropriate response to each communication received.

This policy may be amended from time to time with the consent of our nominating  & corporate governance committee, consistent with requirements of applicable laws, rules and regulations.

Stock Ownership Policy

Following election to the board by stockholders, our directors are required to own shares of PXP common stock with a value equal to five times their annual retainer. In addition, effective May 6, 2011, for current non-employee directors, and effective at the time of election or appointment (as applicable) for future non-employee directors, for a period of two years from such effective time, all non-employee directors are required to maintain ownership of at least 75% of the shares of PXP common stock beneficially owned by the director as of the effective time. After the two year period, non-employee directors are permitted to transfer or sell, in addition to the 25% of holdings permitted above, up to 10% per calendar year of the total number of shares of PXP common stock that the Director owns on January 1 of such year.

All executive officers are required to own shares of PXP common stock with a value equal to three times their annual salary, or, for the chief executive officer, with a value equal to six times his annual salary. In addition, all executive officers are required to hold 50% of the shares of PXP common stock that such officer receives upon the vesting of restricted stock units, after taking into account any shares traded for taxes, for a period of five years from the date of vesting.

The Company considers it inappropriate for any of its directors, officers, employees or consultants to engage in short-term or speculative transactions in our stock, including short-term trading, short sales, options trading, hedging transactions, margin accounts and pledges. However, the Company has permitted, from time to time, its directors to pledge a limited amount of shares that they own.

Procedures for Approval of Related Person Transactions

Our board of directors adopted a written policy relating to the approval of transactions with related persons. For purposes of this policy, a related person transaction is one in which PXP was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Our policy provides for all compensation-related matters to be approved by the organization & compensation committee. All other related party transactions (i) must be reviewed and approved by the audit committee and be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or (ii) must be reviewed and approved by the disinterested members of our board of directors.

Clawbacks

If the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our chief executive officer and chief financial officer must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

STOCKHOLDER PROPOSALS

Our corporate secretary must receive stockholders’ proposals intended to be presented at our 2013 annual stockholders’ meeting at our principal executive office on or before December 14, 2012 to be considered for inclusion in the proxy statement and form of proxy for the meeting.

In addition, PXP’s bylaws require advance notice for a stockholder to bring director nominations or any other business before any annual stockholders’ meeting. In order for a stockholder to properly bring director nominations and any other business before an annual stockholders’ meeting, such stockholder must give timely notice thereof to PXP and submit certain information relating to such stockholder and the director nominee or other business, as the case may be. To be timely, notice of director nominations or any other business must be received by our corporate secretary at PXP’s principal executive office not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by PXP. As a result, if our 2013 annual meeting is not advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2012 annual meeting, then notice of a stockholder director nomination or any other business to be considered at our 2013 annual meeting must be received by our corporate secretary between January 18, 2013 and February 17, 2013. If a stockholder’s director nomination or proposal for any other business is not in compliance with the requirements set forth in our bylaws, PXP may disregard such nomination or proposal.

Pursuant to Rule 14a-4(c) (1) under the Securities Exchange Act, if our corporate secretary receives any stockholder proposal at PXP’s principal executive office before February 27, 2013 but after December 14, 2012 that is intended to be presented at PXP’s 2013 annual meeting without inclusion in its proxy statement for the meeting, the proxies designated by PXP’s board will have discretionary authority to vote on such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of PXP common stock as of March 29, 2012 by each director and named executive officer of PXP during 2011, all current executive officers and directors as a group, and each person known by PXP to own beneficially more than 5% of the outstanding shares of PXP common stock.

Beneficial ownership has been determined in accordance with applicable securities laws, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of PXP, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the PXP directors and executive officers is 700 Milam Street, Suite 3100, Houston, Texas 77002.

The percentages are based on 128,231,685 shares of PXP common stock issued and outstanding as of March 29, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Isaac Arnold, Jr.	188,805	[1]	*
Doss R. Bourgeois	336,796	[2]	*
Alan R. Buckwalter, III	71,050	[3]	*
Jerry L. Dees	97,368	[4]	*
Tom H. Delimitros	60,000	[5]	*
James C. Flores	1,275,845	[6]	*
Thomas A. Fry, III	41,918	[5]	*
Charles G. Groat	40,138	[4]	*
John H. Lollar	100,524	[7]	*
Winston M. Talbert	284,880	[2]	*
John F. Wombwell	248,094	[8]	*
Directors and Executive Officers as a group (11 persons)	2,745,418		2.1%
BlackRock, Inc.	12,918,187	[9]	10.1%
Mackenzie Financial Corporation	8,130,000	[10]	6.3%

*	Represents less than 1%

[1]	Includes 7,000 shares held by the Arnold Corporation, for which Mr. Arnold has shared vesting and investment powers and 10,000 shares subject to restricted stock units that will vest within 60 days.

[2]	Includes 65,500 shares subject to restricted stock units that will vest within 60 days.

[3]	Includes 1,050 shares held as UGMA custodian for his children, 700 of which Mr. Buckwalter disclaims beneficial ownership, and 10,000 shares of restricted stock that will vest within 60 days.

[4]	Includes 10,000 shares subject to restricted stock units that will vest within 60 days.

[5]	Includes 10,000 shares of restricted stock that will vest within 60 days.

[6]

280,000 of these shares are held indirectly by Flores, L.P., the general partner of which is Mr. Flores, 200,000 of these shares are held indirectly by Sable Management, L.P., the general partner of which is Sable

Management, LLC, of which Mr. Flores is the sole member, and 224 shares are held in a 401(k) account. The number above also includes 131,000 shares subject to restricted stock units that will vest within 60 days and excludes 821,076 vested but deferred restricted stock units.

[7]	Includes 10,000 shares subject to restricted stock units that will vest within 60 days and 22,113 pledged shares.

[8]	Includes 65,500 shares subject to restricted stock units that will vest within 60 days and excludes 64,526 vested but deferred restricted stock units.

[9]

Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 9, 2012, BlackRock is the beneficial owner of 12,918,187 shares, or 10.1% of the outstanding shares, as a result of being the parent holding company for a number of investment management subsidiaries. BlackRock has sole voting and dispositive power with respect to all of these shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

[10]

Based on the Schedule 13G filed by Mackenzie Financial Corporation with the SEC on February 14, 2012, Mackenzie is the beneficial owner of 8,130,000 shares, or 6.3% of the outstanding shares, as a result of being an investment adviser. Mackenzie has sole voting and dispositive owner with respect to all these shares. The address of Mackenzie is 180 Queen Street West, Toronto, Ontario M5V 3K1.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires PXP’s directors and executive officers, and persons who own more than ten percent of a registered class of PXP’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of PXP common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish PXP and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

Based solely on a review of the copies of such reports furnished to PXP and written representations that no other reports were required, PXP believes that all reporting obligations of PXP’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has established an audit committee, which currently consists of four Board members, Messrs. Delimitros, Buckwalter, Groat and Lollar. The Board of Directors has adopted a written charter for the committee, which has been annually reviewed by the Board and outlines the committee’s roles and responsibilities. A copy of the current audit committee charter is available on our website at www.pxp.com/investor_relations/governance.htm.

Management of PXP has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting and financial controls. Our independent auditors are responsible for expressing an opinion on PXP’s internal controls over financial reporting and on the conformity of PXP’s audited financial statements with auditing standards generally accepted in the United States and ensuring that the financial statements fairly present PXP’s results of operations and financial position in accordance with accounting principles generally accepted in the United States. The audit committee monitors and oversees these processes. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the effectiveness of PXP’s financial reporting and controls.

The committee discussed with the independent auditors their judgments as to the quality and the effectiveness of PXP’s financial reporting and internal controls and such other matters as are required to be discussed with the committee under audit standards generally accepted in the United States. The audit committee has received and reviewed the written disclosures and the letter from its independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the auditors’ independence. The committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors’ independence. In addition, the committee has discussed with the independent auditors the matters required to be discussed pursuant to AU 380—Communication with Audit Committees.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in PXP’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The committee also appointed PricewaterhouseCoopers LLP to audit PXP’s financial statements for 2012.

AUDIT COMMITTEE

Tom H. Delimitros
Alan R. Buckwalter, III
Charles G. Groat
John H. Lollar

AUDIT AND OTHER FEES

	2010	2011
Audit Fees:[1]	$2,088,475	$2,115,747
Audit-Related Fees:[2]	—	405,000
Tax Fees:[3]	25,000	—
All Other Fees:[4]	29,448	30,088

Total	$2,142,923	$2,550,835

[1]

Audit Fees: Fees billed for professional services rendered by PricewaterhouseCoopers LLP for (i) the integrated audits of PXP’s annual financial statements for the years ended December 31, 2010 and 2011, (ii) the reviews of PXP’s quarterly financial statements, (iii) statutory audits and audits of certain partnerships involved in PXP’s oil and gas operations, and (iv) other assurance and related services, including attest reports and accounting consultations related to securities offerings and asset divestitures in 2010 and 2011.

[2]

Audit-Related Fees: Fees billed by PricewaterhouseCoopers LLP for the performance of assurance and related services for the audit and quarterly reviews of a subsidiary, not required by statute or regulation. One hundred percent of the total audit-related fees in 2011 were approved by the audit committee. No audit-related services were performed in 2010.

[3]

Tax Fees: Fees for professional services performed by PricewaterhouseCoopers LLP related to tax planning. One hundred percent of the tax fees in 2010 were approved by the audit committee. No services were performed in 2011.

[4]

All Other Fees: Fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet any of the above category descriptions. Fees billed by PricewaterhouseCoopers LLP in 2010 and 2011 are for agreed-upon procedures for compensation data included in the proxy statement and for an accounting research information service. Such fees were approved by the audit committee.

PRE-APPROVAL PROCEDURES

Our audit committee is responsible for the engagement of the independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The audit committee maintains a policy for the engagement of independent auditors that is intended to maintain the independence from PXP of the independent auditors. In adopting this policy, our audit committee considered the various services that independent auditors have historically performed or may be needed to perform in the future for PXP. Under this policy, which is subject to review and re-adoption at least annually by the audit committee:

•

the audit committee approves the performance by the independent auditors of audit-related services, subject to restrictions in certain cases, based on the audit committee’s determination that this would not be likely to impair the independence of the independent auditors from PXP;

•

PXP’s management must obtain the specific prior approval of our audit committee for each engagement of the independent auditors to perform any auditing or permitted non-audit services; provided however, that specific prior approval by the Company’s audit committee is not required for any auditing services that are within the scope of a pre-approved engagement and are consistent with other services provided by the auditor in the past; and provided further that specific prior approval is not required for permitted non-audit services that:

(i) in the aggregate do not total more than $50,000;

(ii) were not recognized by PXP at the time of the engagement to be non-audit services; and

(iii) are promptly brought to the attention of the Company’s audit committee and approved by the audit committee in accordance with this policy prior to the completion of the audit.

•

the performance by the independent auditors of certain types of services (bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible) is prohibited due to the likelihood that their independence would be impaired.

Any approval required under this policy must be given by our audit committee, by the chairman of the audit committee in office at the time, or by any other audit committee member to whom the audit committee has delegated that authority. PXP’s audit committee will not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by PXP’s audit committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PXP’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PXP’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PXP’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the ability of the independent auditors to exercise independent judgment in performing the audit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our organization & compensation committee, or the committee, which is composed exclusively of three independent, non-employee directors, determines the compensation of our Chief Executive Officer and other officers. The committee retains an independent consultant to assist in fulfilling its responsibilities. To carry out these responsibilities, the committee evaluates:

•	the Company’s performance;

•	the Company’s performance relative to changes in the industry (i.e., performance relative to the opportunities available); and

•	each officer’s contribution to the Company’s achievements during the year.

The committee considers the Company’s particular objectives for the year as well as various measures of Company and industry performance, including stockholder return, annual production, debt levels, reserve replacement, revenues, cash flow and costs. Using these measures, the committee establishes total compensation ranges, making a determination after considering all such measures collectively and without assigning relative weights to each measure. In addition, as described below, 50% of the equity compensation granted to executives is at risk and subject to forfeiture if certain performance criteria are not met. We understand and have responded to investors’ expectation for a greater percentage of potential pay to be tied to performance, while ensuring that executives are fairly compensated for their achievements. The Company’s executive compensation program is also intended to promote and retain stability within the executive team.

Response to the 2011 Say-on-Pay Vote

At our 2011 annual meeting, a majority of our stockholders voted to approve our 2011 executive compensation program. However, in an effort to address the concerns of stockholders voting against our program, our board of directors and committee completed an in-depth review of our compensation practices. As part of this review, directors and management contacted over 30 of our largest stockholders to discuss our compensation philosophy and program as well as to better understand the reasons behind the votes we received against our program. We also discussed with stockholders certain proposed changes to our executive compensation program, which included reducing restricted stock unit awards by 50% and adopting a performance-based program tied to relative total stockholder return. These stockholders expressed approval of this type of pay-for-performance program. Stockholders were also supportive of not raising salaries in 2012 due to say-on-pay concerns and of our increased and lengthened equity retention requirements, as well as payment of bonuses at target levels due to excellent performance during 2011.

Overall, stockholders felt positively about our corporate governance record and were very supportive of the proposed changes to the executive compensation program. A number of our largest stockholders supported our say-on-pay proposal and, in our discussions with them, these stockholders did not express concerns regarding our program. We focused on seeking feedback from those of our stockholders that we learned, from correspondence or their Form N-PX filings, did not support our fiscal 2010 executive compensation program. Many stockholders were not available, or were unwilling, to engage in a dialogue about our executive compensation program. Additionally, several stockholders informed us that they followed the recommendations of Institutional Shareholder Services, Glass Lewis, or both, and did not conduct their own analysis. Several stockholders informed us the dialogue had enabled them to increase their understanding of our program and generally supported our governance models and pay-for-performance changes.

The committee reviewed the investor feedback and deliberated extensively on the results of the vote on 2010 executive compensation. Since stockholder feedback was received after the committee had established the 2011 annual compensation program, the committee decided, based on the feedback received, to alter the Company’s 2012 annual compensation program.

None of our executive officers received raises to their base salaries for 2012. In addition to keeping salaries flat, the committee reduced the equity awards granted to executive officers by 50% and established a new performance-based plan that pays only upon the achievement of certain performance targets. These actions were taken as a direct result of stockholder feedback and to address ISS policies related to pay-for-performance. The plan helps insure that executives’ realizable pay is aligned with our stockholders’ returns. Awards under this plan will be in the form of cash-settled restricted stock units, or RSUs, that vest ratably over three years if performance targets are met. The Company’s one-year, two-year and three-year total stockholder return, or TSR, will be measured against the one-year, two-year and three-year TSR averages of the S&P 400 MidCap and the S&P Oil & Gas E&P Select. The “target” for these awards is met if the Company’s TSR equals the average TSR of the two indices. If the Company outperforms the average TSR of the indices by up to 20 percentage points, then the executive is eligible for up to 50% more of the performance-based RSU target amount. Conversely, if the Company underperforms against the indices’ TSR by 20 percentage points or more, then the executive loses 100% of the RSUs. Actual returns will be calculated on a sliding scale within the stated range.

The committee reviewed the group of peer companies utilized when considering performance and compensation. The committee considered the business, areas of operation, and product mix. The committee noted that half of the peer companies in this group have a larger and the other half have a smaller enterprise value than PXP. The committee also noted that the 2011 report published by ISS expressed a low concern with the Company’s peer group. The committee determined that the Company’s level of pay and pay-for-performance in comparison to industry peer companies was appropriate.

In addition to the committee’s commitment to pay-for-performance, it frequently reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

•	has robust ownership and holding requirements for its executive officers and directors, requiring the CEO to maintain stock ownership equal to six times his salary;

•	has post-vesting holding period requirements for equity granted to executive officers;

•	does not provide pensions or other supplemental retirement benefits, other than a Company-wide 401(k) plan;

•	has adopted a policy for clawing back compensation of executive officers in select circumstances;

•	has adopted a policy not to implement new compensation arrangements that contain provisions for tax gross-ups;

•	has not used the committee’s independent compensation consultant to perform services for the Company other than those that support the needs of the committee;

•	does not provide any tax gross-ups associated with perquisites;

•	has implemented majority voting for directors;

•	has a non-staggered board;

•	does not have a poison pill; and

•	has board committees comprised 100% of independent directors.

The committee will continue to consider stockholder sentiments about our core principles and objectives when determining executive compensation.

Summary Overview of 2011

In 2011, PXP reached record production volumes, strengthened its balance sheet, and lowered its portfolio risk. PXP’s focus remains on increasing its oil margins while targeting a strong organic growth rate in addition to preserving commodity price upside for its stockholders.

During 2011, PXP:

•	produced a record 36.5 million barrels of oil equivalent and production growth of over 12%;

•	attained outstanding Eagle Ford development results;

•	provided for an increase in future cash flow generation by moving Eagle Ford and California pricing mechanisms away from West Texas Intermediate pricing to Brent based pricing;

•	increased hedged volumes and improved pricing to align with Brent based oil prices;

•	secured $450 million in financing the development of our Gulf of Mexico assets;

•	divested conventional Texas gas assets for approximately $736 million;

•	returned approximately $450 million in capital to stockholders through share repurchases;

•	strengthened our capital structure through the issuance and tender offers of senior notes; and

•	received National Safety Council Safety Leadership Awards in 2011 (for the 2010 year) at 20 out of 24 facilities.

PXP’s stock price increased approximately 14% in 2011. The chart below shows PXP’s stock price performance relative to each of the companies in PXP’s peer group.

Stock Price Performance Relative to Peers

January 1, 2011 to December 31, 2011

Pay Implications

The committee considered the objective results discussed above, as well as the executives’ accomplishments and the committee’s assessment of the executives’ performance when establishing compensation. Contributions by the executives were essential to the success outlined above. Widely respected as leaders in the industry, PXP’s executive management team has an average of over 20 years of experience in the oil and gas industry. This type of experience has enabled our executives to form meaningful relationships within the industry, which have proven invaluable to the Company when negotiating transactions and searching for opportunistic business ventures. The committee compared Company performance with that of the peer group companies, including total stockholder return, cash flow and costs. The committee also considered factors such as production, reserve replacement and debt levels when evaluating performance. In addition, the committee considered the successfulness of transactions executed throughout the year and the economic value added as a result of those transactions. The committee did not assign these performance measures relative weights but rather made a determination after considering the data collectively.

Our executives’ base salaries were reviewed at the start of fiscal 2011 and the committee granted salary increases. The committee determined that this increase was appropriate given the strong performance of these individuals and was consistent with our philosophy of providing a level of stability and certainty each year with respect to compensation. As a result of the stockholder say-on-pay vote, salaries were not raised in 2012.

The Company-wide bonus levels to all employees were at target for 2011. The committee based these bonuses on the contributions of the employees and the overall financial and operational performance of PXP in 2011. Each executive actively manages a critical portion of PXP and is evaluated based on the contributions of that group to the success outlined above.

Consistent with the Company’s compensation philosophy, our executive compensation program promotes a performance-based culture and aligns the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company’s performance. Equity represents the majority of our executives’ compensation as a percentage of total compensation. Specifically:

•

approximately 64% of total compensation for the CEO in fiscal 2011 was in equity, approximately 15% in base salary; approximately 15% in bonus; with the remaining 6% attributable to all other compensation; and

•

approximately 68% of total compensation for the other executives in fiscal 2011 was in equity, approximately 15% in base salary; approximately 15% in bonus; with the remaining 2% attributable to all other compensation.

The committee believes that the skill and motivation of our employees, and especially our executive officers, are essential to the Company’s performance and creation of stockholder value. We will continue to provide a compensation program that is effective, serves stockholder interests and is worthy of stockholder support.

Objectives of Compensation Program

The basic objectives of our executive compensation program are to:

•	enable the Company to attract, motivate and retain high caliber executive officers to build a strong management team that will maximize returns to the Company’s stockholders;

•

emphasize “pay for performance” with a significant portion of the executive officers’ total compensation reflecting a risk aspect and return in the form of incentive compensation that is tied to the attainment of short- and long-term financial and strategic goals; and

•

align the long-term interests of the executive officers with those of the Company’s stockholders through the use of restricted stock, restricted stock units, performance shares and/or stock appreciation rights, or SARs, as an element of compensation.

Our executive compensation program currently includes three major components: (i) base salary and benefits, (ii) annual incentive compensation and (iii) long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with our overall guiding principles for compensation. The portion of total compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility, while, at the same time, making a greater percentage of an executive’s compensation tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. We believe that executives should provide for their own retirement and do not utilize post-termination compensation or have any form of pension or retirement arrangements other than a company-wide 401(k) plan and allowing executives to defer receipt of vested equity awards.

Methodology

We consider various measures of Company and industry performance, including stockholder return, annual production, debt levels, reserve replacement, revenues, cash flow and costs. These data, together with the success of transactions and economic value added, assist the committee in exercising judgment in establishing total compensation ranges. For instance, in 2012, the Company’s operational areas of focus will include reserve and production growth, progress in the development of our major properties, and maintaining our balance sheet strength and cost controls. We will consider these objectives, among others, when establishing compensation in early 2013. We do not assign relative weights to each of these measures. Instead, we make a subjective determination after considering all such measures collectively. The performance-based plan adopted in 2012 insures that one-half of long-term performance payouts are tied to objective, stock-return based criteria.

We also compare our programs with other independent exploration and production companies of comparable size and stature to us, against which we compete for resources, business opportunities, leases and management talent. This group of companies, which we refer to as our “peer group,” is periodically reviewed and updated by the committee. The companies comprising the peer group are:

•	Cabot Oil & Gas Corporation

•	Cimarex Energy Co.

•	EOG Resources, Inc.

•	Newfield Exploration Company

•	Pioneer Natural Resources Company

•	SandRidge Energy, Inc.
•	Chesapeake Energy Corp.

•	Denbury Resources Inc.

•	Forest Oil Corporation

•	Noble Energy, Inc.

•	Range Resources Corporation

•	Ultra Petroleum Corp.

Petrohawk Energy Corporation was formerly a part of our peer group but was acquired during 2011. The committee and its independent compensation consultant both believe that when analyzing the Company’s peer group, it is appropriate for the Company to take into account not only the size of PXP today but the strategic plan for the future. The peer group analysis also takes into account the quality of PXP management to evaluate the compensation required to maintain people at the same talent level. The committee used this group of companies for benchmarking 2012 compensation as well as 2011 annual incentive compensation. Based on the enterprise value of each company in the peer group, half of the companies are larger than PXP and half are smaller than PXP. In addition, the report published by ISS on April 18, 2011, expressed a low concern with respect to PXP’s peer group. The committee noted that the Company’s level of compensation and pay-for-performance is appropriate in comparison to this group.

We use the peer group data, together with the survey data described below, to ensure that the executive compensation program as a whole is within a range of compensation for comparable companies. We do not target specific percentiles for each element of compensation as it relates to the Company’s peer group. Instead, the committee reviews data from its peer companies and industry surveys with respect to each of the three major components of compensation for purposes of developing a baseline understanding of current compensation practices, which assists the committee in making an overall determination with respect to compensation. We establish individual compensation amounts in view of the comparative data and other factors such as company performance in relation to peers, level of responsibility, prior experience, and our judgment as to individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion. The committee believes that PXP’s officers should generally be paid above market to reflect their high level of responsibility and the overall quality of the management team. Consistent with the Company’s philosophy that a significant portion of the executives’ total compensation reflects a risk aspect in the form of equity grants, approximately 66% of total compensation is in the form of equity grants, the value of which fluctuates with the Company’s stock performance.

The committee also retains an independent compensation consultant, Longnecker & Associates, to assist it in evaluating our executive compensation programs and in setting our executive officers’ compensation. The consultant communicates directly with the committee and may work with management when preparing materials for the committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the Company’s objectives. Representatives of the consultant attended all of the committee meetings in 2011.

Components of Executive Compensation for 2011

Overview

Our compensation philosophy in general, and our incentive programs in particular, are well aligned with the interests of our stockholders and do not create risks that are likely to result in a material adverse impact on PXP. The Company’s goal is to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with our long-term interests and those of our stockholders. Our objectives have been met through a compensation package that includes three major components—base salary and benefits, annual incentive compensation, and long-term incentive compensation.

Base Salaries and Benefits

Base salaries for each of our executive officers are designed to be competitive with the external market and internally equitable, taking into consideration the performance of the individual and his or her contributions to our performance. Base salaries are intended to provide a level of stability and certainty each year with respect to compensation.

The competitive market consists of the peer group outlined above, together with the companies comprising several other industry surveys, both public and private. For 2011, the committee looked at between 3-7 industry surveys, in addition to the peer group, for each of the executive officers. The number of surveys varies between officers due to the availability of data with respect to compensation for the specific position of each executive officer. The committee reviews these surveys, together with proxy information of its peer group and consults with its independent compensation consultant to determine salary levels paid within the competitive market. Also, as noted above, the committee uses these surveys and the peer group to test for reasonableness and competitiveness of total cash. In addition to this data, the committee also exercises subjective judgment in view of our compensation objectives and the executive’s total compensation.

Benefits are also established based upon a determination of what is needed to attract and retain talent. The Company’s primary benefits for employees include participation in the Company’s 401(k) savings plan, the Company’s health, dental and vision plans and disability and life insurance plans.

The Company provides executive officers with other benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. The Company covers the costs of certain business oriented club dues. In addition, it has been the Company’s practice to allow the Company’s chief executive officer to make personal use of the Company’s aircraft. Executive vice presidents are generally permitted 30 personal flight hours per year. The committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. However, as these benefits and perquisites represent a relatively insignificant portion of the executive officers’ total compensation, they do not materially influence the Committee’s decision in setting such officer’s total compensation. Our executive officers do not receive tax gross ups in connection with these personal benefits.

Annual Incentive Compensation

A significant portion of each executive’s total compensation is variable and is dependent on achieving both short- and long-term financial and strategic goals. In general, performance will be judged based on attainment of annual business plan objectives and on total stockholder return and other performance criteria relative to peer companies. Annual objectives may include total stockholder return, annual production, debt levels, revenue, reserve replacements, cash flow and costs, together with the successfulness of transactions and economic value added. The committee does not establish pre-determined numerical targets with respect to any of these criteria. In addition, these objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ.

Annual incentive compensation consists of a cash bonus. When determining bonuses, we believe a review of the Company’s performance and accomplishments throughout the entire year is appropriate and therefore do not pay bonuses upon the completion of successful transactions. Annual cash bonuses will be based upon a “target” cash bonus for each executive. After a year-end review of the Company’s performance, the committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the committee’s subjective evaluation of the factors described above. An annual cash bonus may be more than, less than, or equal to, the target cash bonus amount based upon the committee’s evaluation. The target annual cash bonus for the chief executive officer and each executive vice president is 100% of such officer’s base salary.

Long-Term Incentive and Retention Compensation

We use long-term incentives to align executive and stockholder interests by rewarding executive performance that increases stockholder value. SARs, restricted stock and/or restricted stock unit awards have typically been granted annually to executive officers and to all employees generally. We believe that SARs, restricted stock and restricted stock unit awards provide employees the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the employees’ interests with those of the stockholders. These types of rewards also provide a compensation structure that is transparent and easy for stockholders to understand. Additionally, these types of awards are less dilutive than stock option awards. SARs and restricted stock units have been granted broadly and throughout the organization, and the Company intends to continue to grant awards to all of the Company’s employees.

The committee typically has used grants of restricted stock units to the executive officers to achieve these goals. The size of the award to an executive officer may vary depending upon an officer’s individual performance, retention considerations or other special factors. The committee believes that the size of awards should reflect equity risk, as well as serve to ensure the long-term retention of the executive. The committee has utilized various grant and vesting schedules for awards made to executive and other officers to reinforce long-term motivation and retention.

In 2012, the committee made the decision to reduce time-vested equity awards by 50% and established a new performance-based plan that pays only upon the achievement of certain targets. Please read “—Response to the 2011 Say-on-Pay Vote” above for additional information.

Based on the salary, bonus, and grant date fair value of equity awards granted to named executive officers in 2011, in the aggregate, equity compensation accounted for approximately 66% of their total compensation, salary accounted for approximately 15% of their total compensation, bonus accounted for approximately 15% of their total compensation, and the remaining 4% was attributable to all other compensation. The committee believes that this reflects the objectives of our compensation program by emphasizing “pay-for-performance” with approximately 66% of the executive officers’ total compensation reflecting a risk aspect in the form of equity grants tied to the Company’s stock price. Vesting of half of these equity grants is dependent upon achievement of objective, published goals. In addition, this compensation structure aligns management’s interest with those of the Company’s stockholders.

Stock Ownership Requirements

All executive officers are required to own shares of PXP common stock with a value equal to three times their annual salary, or, for the chief executive officer, with a value equal to six times his annual salary. In addition, all executive officers are required to hold 50% of the shares of PXP common stock that such officer receives upon the vesting of restricted stock units, after taking into account any shares traded for taxes, for a period of five years from the date of vesting.

Following election to the board by stockholders, our directors are required to own shares of PXP common stock with a value equal to five times their annual retainer. In addition, effective May 6, 2011, for current non-employee directors, and effective at the time of election or appointment (as applicable) for future non-employee directors, for a period of two years from such effective time, all non-employee directors are required to maintain ownership of at least 75% of the shares of PXP common stock beneficially owned by the director as of the effective time. After the two year period, non-employee directors are permitted to transfer or sell, in addition to the 25% of holdings permitted above, up to 10% per calendar year of the total number of shares of PXP common stock that the director owns on January 1 of such year.

Long-Term Retention and Deferral Arrangement

As discussed under “—Executive Compensation—Long-Term Retention and Deferred Compensation Plan,” the committee adopted a long-term retention and deferred compensation plan in August 2005. The plan encourages long-term share retention by allowing the executive officers to defer receipt of awards of equity compensation and in lieu thereof, an equivalent number of restricted stock units available under stockholder-approved plans will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but delivery of shares upon vesting will be deferred until, generally, the date selected in the deferral election, six months after termination without cause or for good reason, or death or disability. The Company is not required to make any contributions to this plan and the plan is not funded. The plan is designed to serve several goals, including long-term retention, retirement benefits, tax deferral and equity motivation.

Employment Agreements and Termination and Change-in-Control Arrangements

Our chief executive officer and each of our executive vice presidents will receive benefits under their respective employment agreements in connection with a termination without cause, resignation for good reason, disability, or a change in control coupled with a termination event.

Please read “—Executive Compensation—Employment Agreements and Change-in-Control Arrangements” for additional information, including quantification of such benefits.

2011 Compensation of the Chief Executive Officer

In 2011, we focused on the multi-year development of our California and Eagle Ford Shale assets and made significant progress in accelerating our efforts in the Gulf of Mexico exploration and development projects. We drilled 743 wells with a success rate of over 99%, a 67% increase from 446 wells in 2010. Despite an increasingly complex regulatory environment, our operations team executed and produced solid results that either met or beat investor guidance forecasts in all key categories.

We secured $450 million in financing for a 20% preferred equity interest in a subsidiary holding our Gulf of Mexico assets. The financing provides capital for the development of the Lucius oil production facilities and for additional exploratory drilling opportunities beginning in 2012 with our Phobos prospect. The Lucius project was sanctioned by all owners in the fourth quarter of 2011.

We issued $600 million 6 5/8% Senior Notes due 2021 and $1.0 billion 6 3/4% Senior Notes due 2022 and repurchased $1.3 billion of higher coupon senior notes. These transactions extended our debt maturity schedule and lowered our interest rate. We ended the year with no near-term debt maturities, approximately $664 million available under the revolving credit facility, $415 million of cash available for the development of our Gulf of Mexico assets, and 51 million shares of McMoRan Exploration Company common stock. In December 2011 and January 2012, the Company repurchased 12.8 million common shares at an average price of $35.16 per share, for a total cost of approximately $450 million. Repurchasing the shares of common stock reduces the share count and increases the significant benefits of the forecasted increase in oil volumes and corresponding cash flow.

In the Eagle Ford Shale play, production continuously increased through the year with daily sales volumes more than doubling and we expect production to continue to increase through 2012. In the fourth quarter of 2011, we averaged 9,123 BOE per day compared to approximately 1,500 BOE per day net to PXP from the November acquisition to the end of fourth quarter 2010. We have made great strides in 2011 in expanding our infrastructure and expect to complete a total of 12 production handling facilities by the end of 2012. These efforts have improved our cash margin at Eagle Ford per BOE, and we expect continued improvement going forward. Additionally, we entered into an agreement with a third party purchaser to sell our Eagle Ford crude oil using a Light Louisiana Sweet based pricing mechanism that will further expand cash margins through improved realizations.

We executed a new marketing contract for our California crude production. The new contract became effective January 1, 2012 and covers approximately 90% of our California production, extends the dedication from January 1, 2015 to January 1, 2023, and replaces the percent of NYMEX index pricing mechanism with a market-based pricing approach.

In the Haynesville Shale, our net average daily sales volume during the fourth quarter of 2011 was 199.8 MMcfe per day, a 23% increase from the 161.9 MMcfe per day net average during the first quarter of 2011. However, as a result of an abundance of North American natural gas and low margins, we have significantly curtailed our natural gas drilling. We divested our natural gas assets in the Texas Panhandle and South Texas. Should the natural gas market improve, we will be in an excellent position with our gas operations in the Haynesville Shale, the Madden Field, and our equity investment in McMoRan Exploration Company.

Our Environment, Health & Safety function was recognized for a number of accomplishments in 2011. These include securing Bureau of Ocean Energy Management approval to drill well A-29 from Platform Irene, which is the first Pacific Outer Continental Shelf approval since the Deepwater Horizon incident in April 2010. In addition, PXP hosted three Contractor Safety Conferences across the Company that were attended by 790 of our contractors.

PXP has a strong safety culture throughout its operations and works closely with the communities in which we operate. We are committed to being a good neighbor and maintain an active dialogue with residents who are in close proximity to our operations. We also enjoy a good working relationship with federal, state and local regulators in the states in which we operate. Notwithstanding a significant increase of activity across all areas of the Company, PXP’s overall Occupational Safety & Health Administration safety statistics are well below industry averages. There has been a 94% increase in contractor activity and a 22% decrease in their incident rates, which indicates sound contractor management. In addition, 20 out of 24 PXP facilities received National Safety Council Safety Leadership Awards in 2011 for the 2010 year, another strong testament to the Company’s commitment to safety.

The full-year financial and operational results highlight the sound execution of our strategic plan, successful hedging program, talented workforce, and high-quality asset base.

Mr. Flores accepted an appointment as our Chairman of the Board and Chief Executive Officer in September 2002, and in 2004 accepted the additional role of President. Mr. Flores’ base salary in 2011 was $1.6 million. In accordance with the Company’s compensation philosophy, it is the committee’s intent to provide Mr. Flores with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

Mr. Flores did not receive an increase in his base salary for 2012. He was granted a cash bonus at target for $1.6 million for the fiscal year 2011 based upon both Company and individual performance, determined with reference to the factors discussed in “—Executive Compensation—Annual Incentive Compensation” and “—Executive Compensation—Summary Overview of 2011” above. The committee also approved an annual long-term incentive grant of 180,000 restricted stock units to Mr. Flores in February of 2011, which will vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning on March 31, 2012. Following the 2011 stockholder vote on say-on-pay, the Company instituted an equity-based performance plan. Half of Mr. Flores’ 2012 grants will vest only upon attaining objective, published performance goals.

In addition, Mr. Flores received an annual grant of 200,000 restricted stock units in September 2011 pursuant to the Long-Term Retention and Deferral Arrangement. Please read “—Executive Compensation—Long-Term Retention and Deferred Compensation Plan” for additional information.

2011 Compensation of Named Executive Officers Other Than the Chief Executive Officer

Executive compensation in 2011 was tied to Company and individual performance, and was paid in accordance with the three elements of executive compensation, namely base salary and benefits, annual incentive compensation and long-term incentives. The chief executive officer presents to the committee his assessment of executives, their accomplishments, and individual and corporate performance.

The base salary of each of our executive vice presidents in 2011 was $750,000. Our executive vice presidents did not receive an increase in their base salaries for 2012. These salaries are consistent with our philosophy of providing a level of stability and certainty each year with respect to compensation.

For 2011, the committee awarded cash bonuses to each of Messrs. Wombwell, Bourgeois and Talbert in the amount of $750,000 based upon both Company and individual performance, determined with reference to the factors discussed in “—Executive Compensation—Annual Incentive Compensation” and “—Executive Compensation—Summary Overview of 2011” above. In addition, the committee approved an annual long-term incentive grant of 90,000 restricted stock units in February 2011 for each executive vice president, which will vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning on March 31, 2012. These grants are intended to further retain and motivate our executive vice presidents.

In addition, Mr. Wombwell received an annual grant of 33,000 restricted stock units in September 2011 pursuant to the Long-Term Retention and Deferral Arrangement. Please read “—Executive Compensation—Long-Term Retention and Deferred Compensation Plan” for additional information.

Tax Considerations

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. However, performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The committee does review the deductibility of the various forms of executive compensation utilized. We make payments that are not fully deductible because we believe that such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Gross-Ups

Certain benefits to which the executive officers may become entitled under their respective employment agreements could constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. In such case, the executives will be entitled to an additional payment from the Company in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax.

The committee views these additional payments not as additional compensation, but as a mechanism to equalize payments for executives who face disparate treatment when the Company creates a situation that results in a taxable event. The Company believes that in most potential situations, payments to executives will not trigger these taxes. It is the Company’s policy not to implement new compensation arrangements that contain provisions for tax gross-ups. In addition, the Company does not reimburse employees for taxes associated with Company-provided perquisites.

Death Benefits

Under its Corporate Governance Guidelines, the Company will not enter into agreements to make payments following the death of an executive in the form of unearned salary or bonus, accelerated vesting and other payments in lieu of compensation, other than payments that are generally offered to other Company employees.

Equity Award Grant Practices

The committee meets in February of every year and determines bonuses as well as annual grants of equity awards for the officers and other employees of the Company. In addition, the committee, from time to time, delegates authority to Mr. Flores to grant SARs and/or restricted stock units to non-executive employees. These awards are typically granted to newly hired employees. Our policy is to set the exercise price of a SAR, option or similar award as the closing price of a share of PXP common stock on the day the grant is made for both the annual grants in February and for awards made to new employees. The committee has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of executive compensation.

Total Compensation Review

The committee has reviewed all components of Mr. Flores’ and the other named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized SAR and restricted stock gains, the dollar value to the executive and cost to us of all perquisites and other personal benefits, and the actual projected payout obligations under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared affixing dollar amounts under the various payout scenarios. The committee analyzed and discussed the components of Mr. Flores’ and the other named executive officers’ total compensation. The committee also reviewed the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the executive officers. Based on this review, the committee determined that these elements of compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to be appropriate in the aggregate. In addition, the committee has determined that the executive compensation policies and plans provide the necessary program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-and long-term.

Organization & Compensation Committee Report

The organization & compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the organization & compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

ORGANIZATION & COMPENSATION COMMITTEE

John H. Lollar
Jerry L. Dees
Tom H. Delimitros

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2011, 2010 and 2009, for our principal executive officer (PEO), and our three executive vice presidents, including our principal financial officer (PFO). We refer to these persons as “named executive officers.”

Unlike many other companies, PXP does not provide pensions or other supplemental retirement benefits, other than a Company-wide 401(k) plan. In addition, equity compensation is tied to the performance of the Company and gives our named executive officers a strong incentive to ensure their actions are always in the best interests of our stockholders. Consistent with the Company’s philosophy that a significant portion of the executives’ total compensation reflects a risk aspect in the form of equity grants, approximately 66% of total compensation is in the form of equity grants, the value of which fluctuates with the Company’s stock performance. In addition, the executive breadth and depth of knowledge is unique and their performance has exceeded expectations as judged by the Committee. The named executive officer compensation is within range of our peers and companies in the S&P Mid 400.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)		Total ($)

James C. Flores	2011	1,566,667	1,600,000	6,719,400	609,277	[3]	10,495,344
Chairman of the Board, President and Chief Executive Officer	2010	1,400,000	1,400,000	5,684,400	507,341		8,991,741
	2009	1,200,000	1,200,000	3,316,500	668,720		6,385,220

Doss R. Bourgeois	2011	737,500	750,000	3,359,700	70,855	[3]	4,918,055
Executive Vice President— Exploration & Production	2010	675,000	675,000	2,842,200	88,114		4,280,314
	2009	650,000	650,000	1,658,250	92,765		3,051,015

Winston M. Talbert	2011	737,500	750,000	3,359,700	102,876	[3]	4,950,076
Executive Vice President and Chief Financial Officer	2010	675,000	675,000	2,842,200	91,184		4,283,384
	2009	650,000	650,000	1,658,250	45,239		3,003,489

John F. Wombwell	2011	737,500	750,000	3,359,700	125,379	[3]	4,972,579
Executive Vice President, General Counsel and Secretary	2010	675,000	675,000	2,842,200	82,995		4,275,195
	2009	650,000	650,000	1,658,250	113,974		3,072,224

[1]

The amounts included in the Stock Awards column are equal to the grant date fair value of awards, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, referred to as FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to the Company’s 2011 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

[2]

The amounts in this column consist of PXP’s matching contributions to its 401(k) plan and the portion of the all employee group term life insurance premiums allocable to these named executive officers. In addition, the value of certain other benefits received by the named executive officer are also included. These benefits include club dues and personal use of the Company aircraft. We have included the payment of club dues, although we believe that only a portion of this cost represents a perquisite. In addition, the executives may receive information technology services and sports tickets, which do not result in an aggregate incremental cost to the Company. The Company owns and operates airplanes to facilitate business travel of employees in as safe a manner as possible and with the best use of time. Our executive officers are permitted certain flight benefits for personal reasons in accordance with Company policy. The executive officers receive and pay income taxes on imputed income at the Standard Industry Fare Level, which is the value ascribed for such travel for federal income tax purposes, for all personal use of Company airplanes that is not reimbursed. The dollar value included in the table above represents the incremental cost to the Company for such use. The incremental cost to the Company for such use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees, the purchase cost of the aircraft and hangar fees.

[3]

Includes aircraft usage of $528,277, $38,357, $75,842 and $79,329 for Messrs. Flores, Bourgeois, Talbert and Wombwell, respectively, which represents the incremental cost to PXP for the executives’ flight benefits.

Grants of Plan-Based Awards in 2011

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	Grant Date Fair Value of Stock and Option Awards ($)
James C. Flores	2/9/11	180,000	6,719,400
Doss R. Bourgeois	2/9/11	90,000	3,359,700
Winston M. Talbert	2/9/11	90,000	3,359,700
John F. Wombwell	2/9/11	90,000	3,359,700

[1]	Represents shares underlying awards of restricted stock units, all of which were granted under the Company’s 2010 Incentive Award Plan.

Generally, all restricted stock units granted in 2011 vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning the first anniversary of the last day of the quarter in which the grant was made. If declared, dividends would accrue on all restricted stock units but would not be payable until the restricted stock unit has vested.

Option Exercises and Stock Vested in 2011

The following table sets forth specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2011 for each named executive officer on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
James. C. Flores	—	—	340,500	[1]	$9,724,725
Doss R. Bourgeois	—	—	95,250		$3,376,613
Winston M. Talbert	—	—	70,250		$2,490,363
John F. Wombwell	—	—	103,250	[2]	$3,273,123

[1]	The receipt of 245,538 of these shares is generally deferred until 2015.
[2]	The receipt of 32,263 of these shares is deferred until 2015.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James. C. Flores	—	—	—	—	—	2,969,500	[2]	109,040,040	—	—
Doss R. Bourgeois	—	—	—	—	—	284,750	[3]	10,456,020	—	—
Winston M. Talbert	—	—	—	—	—	284,750	[3]	10,456,020	—	—
John F. Wombwell	—	—	—	—	—	548,750	[4]	20,150,100	—	—

[1]	The amounts represent the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by the number of restricted stock units that have not vested.

[2]

Of the 2,969,500 restricted stock units, 131,000 will vest on March 31, 2012, 200,000 will vest on September 30, 2012, 81,000 will vest on March 31, 2013, 200,000 will vest on September 30, 2013, 69,750 will vest on March 31, 2014, 200,000 will vest on September 30, 2014, 58,500 will vest on March 31, 2015, 1,000,000 will vest on September 30, 2015, 29,250 will vest on March 31, 2016, 66,666 will vest on September 30, 2019, 733,333 will vest on September 30, 2020, 133,334 will vest on September 30, 2021 and 66,667 will vest on September 30, 2022.

[3]

Of the 284,750 restricted stock units, 65,500 will vest on March 31, 2012, 40,500 will vest on March 31, 2013, 34,875 will vest on March 31, 2014, 29,250 will vest on March 31, 2015, 14,625 will vest on March 31, 2016 and 100,000 will vest only upon a change in control.

[4]

Of the 548,750 restricted stock units, 65,500 will vest on March 31, 2012, 33,000 will vest on September 30, 2012, 40,500 will vest on March 31, 2013, 33,000 will vest on September 30, 2013, 34,875 will vest on March 31, 2014, 33,000 will vest on September 30, 2014, 29,250 will vest on March 31, 2015, 165,000 will vest on September 30, 2015, 14,625 will vest on March 31, 2016, and 100,000 will vest only upon a change in control.

Nonqualified Deferred Compensation

The following table sets forth information with respect to vested and deferred restricted stock units for each named executive officer. There is no guaranteed return on the deferred restricted stock units. The return is based solely on the performance of the Company’s stock price. Each of these awards has been included in the appropriate tables in the year in which they were granted or expensed, as required by the rules in effect at such time.

Name	Registrant Contributions in Last FY	Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
James C. Flores	—	5,241,458	—	30,149,911
John F. Wombwell	—	567,184	—	2,369,395

[1]	The amount solely represents the increase in the value of the Company’s common stock during the year.

[2]	The amount represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by the number of restricted stock units in the executive’s account.

Long-Term Retention and Deferred Compensation Plan

The organization & compensation committee of the board, with input from an independent compensation consulting firm, approved a long-term retention and deferred compensation plan, to retain, motivate and fund retirement for, the executive officers. The long-term retention and deferred compensation plan provides for the deferral of awards of equity compensation received by our executive officers for service to PXP and in lieu thereof, an equivalent number of restricted stock units will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred.

In 2005, our organization & compensation committee approved a long-term retention and deferral agreement with Messrs. Flores and Wombwell. Pursuant to this agreement, 200,000 restricted stock units and 33,000 restricted stock units will be credited annually for ten years to an account for Mr. Flores and Mr. Wombwell, respectively, with the first credit as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by the executive and are subject to various vesting schedules and events. Payment of vested restricted stock units will be deferred generally until September 30, 2015. The number of restricted stock units to be credited to each account annually will increase to 300,000 for Mr. Flores and 50,000 for Mr. Wombwell, effective upon the date that PXP common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days.

Employment Agreements and Change-in-Control Arrangements

The following is a description of the employment agreements and change-in-control arrangements with respect to each named executive officer. The tables included below reflect an assumed amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination without cause, termination due to death or disability, termination for good reason and various change-in-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

James C. Flores

Effective as of June 9, 2004, PXP entered into an employment agreement with Mr. Flores. The initial term of the agreement extends for five years through March 12, 2013 and will be automatically renewed and extended for a period of 5 years commencing on March 13, 2008 and on each successive day thereafter.

Mr. Flores is entitled to a base salary of $1.6 million and is eligible for a bonus, with a target of $1.6 million. Under his employment agreement, Mr. Flores is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees and one club initiation fee. Mr. Flores is also entitled to personal use of the Company’s aircraft in accordance with PXP’s policy for such use by senior executives.

Mr. Flores’ employment agreement provides that if his employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years after the date of termination, subject to mitigation if he becomes entitled to health benefits under another plan, and Mr. Flores will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of Mr. Flores’ equity-based awards will become immediately exercisable and payable in full.

Under his employment agreement, if benefits to which Mr. Flores becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then Mr. Flores will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

In March 2008, the organization & compensation committee approved an arrangement, whereby Mr. Flores, if employed at such times, will be granted 200,000 restricted stock units annually for five years, with the first 200,000 restricted stock units granted September 30, 2015. Each annual grant of restricted stock units is subject to continued service by Mr. Flores. The first three annual grants will each vest in full in 2020, and the fourth and fifth annual grants will each vest ratably over a three-year period from the date of grant. If Mr. Flores’ employment is terminated by PXP without cause, by Mr. Flores’ disability, or by Mr. Flores for good reason (each as defined in his employment agreement) or upon change in control (as defined in the Company’s stock plans), all credited restricted stock units will vest in full, and any credits of restricted stock awards not yet made pursuant to this arrangement will be immediately credited to Mr. Flores and will be fully vested. In the event of death, only the restricted stock units that would have otherwise been granted within the five years following the death of Mr. Flores would be granted and vested. The committee approved this arrangement to incentivize Mr. Flores and to further align his interests with stockholders beyond his current long-term arrangement that ends in 2015.

Under Mr. Flores’ long-term retention and deferral agreement approved in August 2005 and further described above under “—Long-Term Retention and Deferred Compensation Plan,” (i) if Mr. Flores’ employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason (each as defined in his employment agreement) or (ii) upon a change of control (as defined in the Company’s stock plans), all credited restricted stock units will vest in full, and any credits of restricted stock units not yet made pursuant to the retention agreement will be immediately credited to Mr. Flores and will be fully vested.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Flores if his employment had been terminated on December 31, 2011, by

•	the Company without cause,

•	Mr. Flores’ death or disability, or

•	Mr. Flores for good reason.

Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up for Health Insurance Benefits ($)	Equity Awards[3] ($)		Total ($)
			Death	Other Triggers	Death	Other Triggers
9,600,000	71,728	31,701	98,024,040	120,056,040	107,727,469	129,759,469

[1]	In 2011, Mr. Flores was entitled to a base salary of $1,600,000 with a target bonus of 100% of his salary.

[2]

This amount represents 12 months of health insurance benefits at the current 2012 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 8.0% and 10.0% for the health benefits in 2013 and 2014, respectively, (ii) 3.0% for the dental benefits for each of 2013 and 2014 and (iii) 0% for the vision benefits for each of 2013 and 2014, based on historical increases for the health benefit plan currently elected by the executive.

[3]

The amount includes (i) $50,288,040, which represents the closing price of a share of PXP common stock of December 30, 2011, or $36.72, multiplied by 1,369,500 restricted stock units that would be vested automatically and (ii) either (A) $47,736,000, in the case of Mr. Flores death, which represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by 1,300,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Flores’ long-term retention and deferral arrangements, or (B) $69,768,000, in the case of all other triggers, which represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by 1,900,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Flores’ long-term retention and deferral arrangements. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables, as required by the rules in effect at the time of grant.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the table above would be placed into a rabbi trust for Mr. Flores and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of Mr. Flores on a monthly basis.

In connection with a Change of Control (as defined below), Mr. Flores will be entitled to the cash benefits, health insurance benefits and the gross-up set forth in the table above if:

•

PXP fails to obtain from the successor company a satisfactory agreement to assume and perform Mr. Flores’ employment agreement and Mr. Flores resigns within a one-year period immediately following the Change of Control, or

•	if Mr. Flores terminates his employment with the Company or any successor who has assumed his employment agreement.

In addition, if there is a termination of employment of Mr. Flores in connection with a Change of Control, he would be entitled to the equity awards set forth in the table above under “Equity Awards—Other Triggers” as well as a payment in an estimated amount of $31,226,821 for excise taxes and the related excise tax gross-up. If there is a Change of Control of the Company and the successor company agrees to assume and perform Mr. Flores’ employment agreement and Mr. Flores does not terminate his employment with such successor, then Mr. Flores would not be entitled to the cash benefits, health insurance benefits or health insurance related gross-up set forth in the table above. However, 2,969,500 restricted stock units would automatically vest and

Mr. Flores would receive a payment in the estimated amount of $20,677,575 for excise taxes and the related excise tax gross-up. Based on the closing price of a share of PXP common stock on December 30, 2011, or $36.72, the 2,969,500 restricted stock units are worth $109,040,040.

If Mr. Flores is terminated for cause, the Company will have no obligations to Mr. Flores other than reimbursement of expenses incurred prior to such termination. If Mr. Flores resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date. In either case, no further credits would be made to Mr. Flores under his long-term retention and deferral agreement and any unvested restricted stock units would automatically be forfeited.

For two years following the termination of employment, Mr. Flores agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, Mr. Flores has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that Mr. Flores is terminated without cause or if he resigns for good reason, then Mr. Flores will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

Doss R. Bourgeois, Winston M. Talbert and John F. Wombwell

PXP entered into an employment agreement with Mr. Wombwell on June 9, 2004. On November 8, 2006, PXP entered into employment agreements with Messrs. Talbert and Bourgeois. Each of Messrs. Bourgeois, Talbert and Wombwell are referred to as an “executive” for purposes of this discussion.

The agreement with Mr. Wombwell has an initial term of five years and the agreements with Messrs. Talbert and Bourgeois each have an initial term of three years, although any of the agreements may be terminated earlier under certain circumstances. The term of the agreement with Mr. Wombwell and Messrs. Talbert and Bourgeois will be automatically renewed and extended for a period of 24 months commencing on the third anniversary and the annual anniversary, respectively, of the effective date and on each successive day thereafter.

Messrs. Bourgeois, Talbert and Wombwell are each entitled to a base salary of $750,000 and are eligible for a bonus, with a target of $750,000. Under each executive’s employment agreement, the executive is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees. In addition, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then the executive will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Pursuant to the provisions of the employment agreements, if the executive’s employment is terminated by PXP without cause or because of disability, PXP will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to one year after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executive’s equity-based awards (with certain limited exceptions) will become immediately exercisable and payable in full.

The following table sets forth the estimated payments and benefits that would be provided to each executive if such officer’s employment had been terminated on December 31, 2011, by the Company without cause or due to disability.

Name	Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up for Health Insurance Benefits ($)	Equity Awards ($)		Total ($)
Doss R. Bourgeois	1,500,000	18,687	8,259	6,784,020	[3]	8,310,966
Winston M. Talbert	1,500,000	22,040	9,741	6,784,020	[3]	8,315,801
John F. Wombwell	1,500,000	22,040	9,741	15,266,340	[4]	16,798,121

[1]	In 2011, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $750,000 with a target bonus of 100% of such salary.

[2]	The amount represents 12 months of health insurance benefits at the current 2012 rate.

[3]

The amount represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by 184,750 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

[4]

The amount represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by 415,750 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

If an executive’s employment is terminated due to death, then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and any outstanding equity grants, and for salary accrued but unpaid through the date of death or resignation and reimbursement of expense incurred prior to such date. However, the executives would be entitled to the equity awards set forth under the Equity Awards column in the table above.

In the event (a)(i) James C. Flores ceases to be Chief Executive Officer of PXP, or (ii) the executive is no longer reporting directly to Mr. Flores, and (b) either (i) the executive resigns within six (6) months of (a)(i) or (ii) above, (ii) his employment is terminated for any reason other than cause or disability, or (iii) the executive resigns for good reason, then instead of the compensation described above, PXP will pay him a lump sum amount equal to two times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executives’ equity-based awards (with the exception of the restricted stock units granted on November 8, 2006) will become immediately exercisable and payable in full. Notwithstanding the foregoing, in the event that Mr. Flores ceases to be Chief Executive Officer due to his death or disability, the executive will be entitled to the compensation and benefits described in this paragraph only if he is terminated for any reason other than cause or disability or he resigns for good reason. The following table sets forth the estimated payments and benefits that would be provided to each executive assuming one of the triggering events described in this paragraph occurred on December 31, 2011.

Name	Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up for Health Insurance Benefits ($)	Equity Awards ($)		Total ($)
Doss R. Bourgeois	3,000,000	38,784	17,141	6,784,020	[3]	9,839,945
Winston M. Talbert	3,000,000	45,757	20,223	6,784,020	[3]	9,850,000
John F. Wombwell	3,000,000	45,757	20,223	15,266,340	[4]	18,332,320

[1]	In 2011, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $750,000 with a target bonus of 100% of such salary.

[2]

The amount represents 12 months of health insurance benefits at the current 2012 rate, plus the estimated cost of the remaining 12 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 8.0% for the health benefits, (ii) 3.0% for the dental benefits, and (iii) 0.0% for the vision benefits, for 2013, based on historical increases for the health benefit plan currently elected by each executive.

[3]

The amount represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by 184,750 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

[4]

The amount represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by 415,750 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

Except as set forth in the following paragraph, if within a one-year period following a Change of Control (as defined below), the executive resigns or is terminated for any reason, then instead of the compensation described in the above tables, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to three years after termination, subject to mitigation if he becomes entitled to health benefits under another plan. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full. The following table sets forth the estimated payments and benefits that would be provided to each executive vice president assuming one of the triggering events described in this paragraph occurred on December 31, 2011.

Name	Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up ($)	Excise Tax Payment and Related Gross-Up ($)	Equity Awards[3] ($)		Total ($)
Doss R. Bourgeois	4,500,000	60,771	26,858	2,959,321	10,456,020	[4]	18,002,970
Winston M. Talbert	4,500,000	71,728	31,701	3,025,457	10,456,020	[4]	18,084,906
John F. Wombwell	4,500,000	71,728	31,701	5,310,190	22,022,820	[5]	31,936,439

[1]	In 2011, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $750,000 with a target bonus of 100% of such salary.

[2]

The amount represents 12 months of health insurance benefits at the current 2012 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 8.0% and 10.0% for the health benefits in 2013 and 2014, respectively, (ii) 3.0% for the dental benefits for each of 2013 and 2014 and (iii) 0% for the vision benefits for each of 2012 and 2013, based on historical increases for the health benefit plan currently elected by each executive.

[3]	In the event of a Change of Control without a triggering event, then each of Messrs. Bourgeois, Talbert and Wombwell would receive only the shares underlying their equity awards.

[4]

The amount represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72, multiplied by 284,750 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

[5]

The amount assumes a simultaneous Change of Control and termination of employment and represents the closing price of a share of PXP common stock on December 30, 2011, or $36.72 multiplied by 599,750 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant. In the event of a Change of Control without a termination of employment, Mr. Wombwell would be entitled to 548,750 restricted stock units. Based on the closing price of a share of PXP common stock on December 30, 2011, or $36.72, the restricted stock units are worth $20,150,100.

If following a Change of Control, (A) the surviving entity requests the executive to remain employed; (B) Mr. Flores is either the President, Chief Executive Officer, or Chairman of the Board; (C) the executive is reporting directly to Mr. Flores, and (D) the surviving entity places all amounts which would otherwise become payable as described in the preceding paragraphs in escrow with a party and terms reasonably acceptable to the executive, then the executive may not resign and receive the compensation described in the preceding paragraph until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, Mr. Flores ceases to be either President, Chief Executive Officer or Chairman of the Board due to his death or disability prior to the expiration of the six (6) months from the date of the Change in Control, and the executive resigns for good reason, he will be entitled to the compensation and benefits described in the preceding paragraph.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the tables above would be placed into a rabbi trust for the executive and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of the executive on a monthly basis.

If an executive is terminated for cause, the Company will have no obligations to such executive other than reimbursement of expenses incurred prior to such termination. If an executive resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date.

For two years following the termination of employment, each executive agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, each executive has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that the executive is terminated without cause or if he resigns for good reason, then the executive will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

For purposes of the employment agreements for each of Messrs. Flores, Bourgeois, Talbert and Wombwell, the definition of a “Change of Control” includes:

•

the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of PXP or the ability to elect 50% or more of PXP’s directors, except in several instances;

•	individuals who currently constitute the board of directors cease for any reason to constitute at least a majority of the board, with several exceptions;

•	the consummation of a merger, consolidation or reorganization, unless, in each case, immediately following the event,

•

the stockholders of PXP immediately before the event own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of PXP in substantially the same proportion as their ownership of PXP’s voting stock immediately prior to the event, and

•

at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the agreement providing for the transaction, and

•

no person (other than (i) PXP or any employee benefit plan (or related trust) sponsored or maintained by PXP or the surviving entity, or (ii) any person who, immediately prior to the event, beneficially owned 50% or more of the then outstanding voting stock of PXP) beneficially owns 50% or more of the combined voting power of the surviving entity’s then outstanding voting securities; or

•	a complete liquidation or dissolution of the Company; or

•	a sale or other disposition of all or substantially all of PXP’s assets.

“Cause” means:

•	the failure of employee to perform reasonably assigned duties;

•	the engaging by employee in conduct that is demonstrably and materially injurious to the Company;

•	employee’s having been convicted of, or entered a plea of nolo contendere to burglary, larceny, murder or arson or a crime involving deceit, fraud, perjury or embezzlement; or

•	the failure to notify the Company of any actual or apparent conflicts of interest relating to employee’s management of personal investments in accordance with his employment agreement.

“Good reason” means (i) the material breach of any of the Company’s obligations under the employee’s employment agreement without the employee’s written consent or (ii) the occurrence of any of the following circumstances (and other than with respect to the fourth bullet below with respect to Mr. Flores) without the employee’s written consent:

•

the change of employee’s title or the assignment to employee of any duties that materially adversely alter the nature or status of employee’s office, title, responsibilities, including reporting responsibilities, from those in effect immediately prior to such assignment;

•

the failure by the Company to continue in effect any compensation plan in which employee participates that is material to employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to employee, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

•

the taking of any action by the Company which would directly or indirectly materially reduce or deprive employee of any material pension, welfare or fringe benefit then enjoyed by employee, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis; or

•

the relocation of the Company’s principal executive offices outside the greater Houston, Texas metropolitan area, or Company’s requiring employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with employee’s obligations under his employment agreement.

In addition, with respect to Mr. Flores, the occurrence of any of the following circumstances shall also constitute “good reason”:

•

the failure to nominate employee as a director of the Company or to use best efforts to cause employee to be elected or appointed, or re-elected or re-appointed, as a director of the Company or to use reasonable best efforts to appoint employee a member of a committee in accordance with, and to the extent provided, in employee’s employment agreement; or

•	the employee’s termination of his employment with the Company or any successor who has assumed his employment agreement following a Change in Control of the Company.

Pursuant to our 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2010 Incentive Award Plan, all equity awards granted under those plans will become immediately and fully exercisable upon a Change in Control (as defined in those plans), the grantee’s death or disability, termination of employment by the Company without Cause (so long as the grantee’s employment agreement provides for termination without Cause), or termination of employment by the grantee for good reason (so long as the grantee’s employment agreement provides for termination for good reason) unless the organization & compensation committee determines otherwise at the time of the grant.

Stock Plan Benefits Table

The following table presents information about the options, warrants and rights and other equity compensation under our equity plans as of December 31, 2011. The table does not include information about the tax qualified plans such as our 401(k) plan:

Plan category[1]	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plans approved by stockholders[2]	5,605,851	[3]	$7.915	[4]	4,195,219	[5]

[1]	PXP does not have any options, warrants or rights outstanding or available for issuance under any non-stockholder approved equity compensation plans.

[2]

Consists of our 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2010 Incentive Award Plan. Also consists of the Nuevo Energy Company 1993 Stock Incentive Plan, Nuevo Energy Company 1999 Stock Incentive Plan and the Nuevo Energy Company 2001 Stock Incentive Plan (the “Nuevo Plans”), each of which PXP assumed the obligations under in connection with the Nuevo merger in May 2004, which was approved by PXP stockholders.

[3]

Includes 6,176 shares which may be issued upon exercise of options outstanding under the Nuevo Plans. The remaining 5,599,675 shares are subject to outstanding restricted stock units. Of those 5,599,675 restricted stock units, 1,045,602 are vested but deferred.

[4]	Consists solely of options outstanding under the Nuevo Plans.

[5]	Consists solely of shares available for issuance under our 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2010 Incentive Award Plan.

DIRECTOR COMPENSATION

The following table shows information for each of the Company’s directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)		Option Awards[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[4] ($)	Total ($)
Isaac Arnold, Jr.	56,500	355,400	[5]	—	—	54,609	466,509
Alan R. Buckwalter, III	57,000	355,400		—	—	72,807	485,207
Jerry L. Dees	62,500	355,400	[5]	—	—	9,094	426,994
Tom H. Delimitros	69,500	355,400		—	—	58,096	482,996
Thomas A. Fry, III	56,500	355,400		—	—	456	412,356
Charles G. Groat	58,500	355,400	[5]	—	—	-0-	413,900
John H. Lollar	64,500	355,400	[5]	—	—	45,546	465,446

[1]	Of the fees earned, Messrs. Dees and Lollar each elected to receive $14,975 and $4,976, respectively, in shares of PXP common stock.

[2]

Each year on the day after the date of PXP’s annual stockholders’ meeting, PXP will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of PXP stockholders. A director may elect to defer the receipt of all or a portion of his annual grant of restricted shares. In such case, in lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon separation from the PXP board of directors. The amounts included in the Stock Awards column are equal to the grant date fair value of awards granted in 2011, in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to the Company’s 2011 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2011. The grant date value reflects the closing price of a share of PXP common stock on the effective date of the annual grant (May 6, 2011), or $35.54, multiplied by 10,000 shares of restricted stock or restricted stock units, as the case may be, which will vest on May 6, 2012. As of December 31, 2011, Messrs. Buckwalter, Delimitros and Fry each owned 10,000 shares of restricted stock, Messrs. Arnold and Groat each owned 20,000 restricted stock units, Messrs. Dees owned 50,000 restricted stock units, Mr. Delimitros owned 40,000 restricted stock units and Mr. Lollar owned 70,000 restricted stock units.

[3]	There were no option awards granted to directors in fiscal 2011.

[4]

The dollar value included in the table above represents the incremental cost to the Company for personal airplane use, together with health insurance premiums paid by the Company. The incremental cost to the Company for airplane use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees and hangar fees. Amounts in All Other Compensation for 2011 include aircraft usage of $38,938, $71,192, $8,136, $42,425, $-0-, $,-0-, and $32,255 for Messrs. Arnold, Buckwalter, Dees, Delimitros, Fry, Groat and Lollar, respectively, which represents the incremental cost to PXP for the director’s personal use of PXP’s aircraft.

[5]	The director has elected to defer receipt of the award until his separation from service as a member of the Board.

PXP believes that its directors’ compensation should be weighted towards equity to directly align the directors’ interests with those of its stockholders. Accordingly, each year on the day after the date of PXP’s annual stockholders’ meeting, PXP will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of PXP stockholders. A director may elect to defer the receipt of all or a portion of these restricted shares. In such case, in lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon separation from the PXP board of directors. PXP has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of director compensation.

PXP also pays each non-employee director an annual retainer of $35,000. A director that serves as chairman of the audit committee receives an additional annual retainer of $10,000, and each other non-employee committee chairman receives an additional annual retainer of $5,000. Non-employee directors also receive an attendance fee of $3,000 for each board meeting attended (not including telephonic meetings), an attendance fee of $1,000 for each committee meeting attended and an attendance fee of $500 for each telephonic board or committee meeting attended. PXP also reimburses all directors for reasonable expenses they incur while attending board and committee meetings.

Each non-employee director is allowed to make personal use of PXP’s aircraft for a maximum of 30 flight hours per year.

Any non-employee director may elect to receive shares of PXP common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for regular board and committee meetings. The number of shares is determined by dividing the fee amount by the closing price per share of PXP common stock on the last trading day before the Company becomes obligated to pay the fee.

Mr. Flores does not receive separate compensation for service on PXP’s board of directors.

PLAINSEXPLORATION & PRODUCTIONCOMPANY 700 MILAM STREET SUITE 3100 HOUSTON, TX 77002

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plains Exploration & Production Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M45662-P24803 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAINS EXPLORATION & PRODUCTION COMPANY

The Company’s Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.
1. Election of Directors to serve until their successors are duly elected and qualified or until their death, resignation or removal.

Nominees:		For	Against	Abstain			For	Against	Abstain

1a.	James C. Flores	☐	☐	☐	1e.	Tom H. Delimitros	☐	☐	☐

1b.	Isaac Arnold, Jr.	☐	☐	☐	1f.	Thomas A. Fry, III	☐	☐	☐

1c.	Alan R. Buckwalter, III	☐	☐	☐	1g.	Charles G. Groat	☐	☐	☐

1d.	Jerry L. Dees	☐	☐	☐	1h.	John H. Lollar	☐	☐	☐

							For	Against	Abstain

2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.							☐	☐	☐

3. Non-binding advisory vote on executive compensation (“say-on-pay”).							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign this proxy as your name(s) appear(s) above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M45663-P24803

PLAINS EXPLORATION & PRODUCTION COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2012

THIS PROXY IS SOLICITED ON BEHALF OF

THE PLAINS EXPLORATION & PRODUCTION COMPANY BOARD OF DIRECTORS

The undersigned appoints James C. Flores and John F. Wombwell, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the shares of common stock of Plains Exploration & Production Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on Friday, May 18, 2012 in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, including an adjournment for the purpose of soliciting additional proxies.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL. PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE ON EACH PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side